Exhibit 99.1
eBay Inc. Reports Better Than Expected Second Quarter 2020 Results and Raises Full Year Guidance

•Revenue of $2.9 billion
•Gross Merchandise Volume of $27.1 billion, up 26% on an as-reported basis and up 29% on a FX-Neutral basis
•GAAP and Non-GAAP EPS per diluted share of $1.04 and $1.08, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margin of 28.7% and 34.3%, respectively
•Returned $112 million in cash dividends to shareholders
•Entered into a definitive agreement to transfer the Classifieds business to Adevinta ASA for total consideration valued at approximately $9.2 billion

San Jose, California, July 28, 2020 - eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its second quarter ended June 30, 2020.

“Our team’s focus on supporting small businesses and communities during a period of heightened need allowed us to re-engage our existing buyers and sellers while introducing approximately 8 million new customers to our platform during the quarter,” said Jamie Iannone, Chief Executive Officer of eBay Inc. “This contributed to a very strong second quarter, ahead of expectations. Recently, we’ve also accelerated the rollout of managed payments and signed an agreement to transfer our Classifieds business to Adevinta, bringing together two highly complementary businesses to create the world’s largest online classifieds group.”

“Our purpose has always been to empower people and create economic opportunity for all,” continued Iannone. “As we look to the future, our vision is clear - we will build on our powerful strengths to become the best global marketplace for buyers and sellers through a technology-led reimagination. We will accomplish this vision through three key priorities: build compelling next-gen experiences for our enthusiasts; become the partner of choice for sellers; and cultivate life-long trusted buyer relationships.”

Second Quarter Financial Highlights
•Revenue was $2.9 billion, up 18% on an as-reported basis and up 21% on a foreign exchange (FX) neutral basis.
•Annual active buyers grew by 5%, adding approximately 8 million buyers in the quarter, for a total of 182 million global active buyers.
•Gross merchandise volume (GMV) was $27.1 billion, with growth accelerating sequentially since Q1, and up 26% on an as-reported basis and up 29% on a FX-Neutral basis, year on year.
•Marketplace platforms delivered $2.7 billion of revenue, up 24% on an as-reported basis and up 26% on a FX-Neutral basis.
•Classifieds platforms delivered revenue of $201 million, down 26% on an as-reported basis and down 24% on a FX-Neutral basis.
•GAAP net income from continuing operations was $740 million, or $1.04 per diluted share.
•Non-GAAP net income from continuing operations was $770 million, or $1.08 per diluted share.
•Generated $964 million of operating cash flow and $866 million of free cash flow from continuing operations.
•Announced pricing of $750 million senior unsecured notes offering on June 8, 2020, with the intention of using proceeds from the offering to repay debt maturities coming due in 2021.
•Repaid $500 million of 2.150% senior fixed rate notes due 2020 that matured in the quarter, and completed a tender offer to purchase any and all of the $750 million of 2.875% senior fixed rate notes due in 2021, purchasing approximately 44% of the outstanding 2.875% senior notes in Q2.

Business Highlights
•Following a thorough review of eBay’s Classifieds business, on July 21, 2020, eBay announced it had entered into a definitive agreement to transfer its Classifieds business to Adevinta for a total consideration valued at approximately $9.2 billion, based on the closing trading price of Adevinta shares on the Oslo Stock Exchange on July 17, 2020. eBay will receive $2.5 billion of cash and 540 million shares of Adevinta, representing 44% ownership of the pro forma company, and an approximate 33.3% voting stake. The transaction is expected to close by Q1 2021, subject to approval of Adevinta stockholders and other customary conditions.
•eBay’s managed payments reached a significant milestone at the end of July with the expiration of its Operating Agreement with PayPal. Now, eBay is able to scale its management of payments globally, offering buyers more choice and flexibility in payment options and simplifying business operations for sellers. Since launch, eBay has managed payments for nearly 42,000 sellers and processed $4.7 billion in GMV.

•Marketplace platforms have experienced strength in key metrics - traffic, buyer acquisition, conversion, sold items, and GMV - driven by consumer behavior shift to e-commerce shopping resulting from the COVID-19 pandemic. All major verticals accelerated significantly compared to previous quarters, including Home & Garden, Electronics, Fashion, Auto Parts and Collectibles.
•In Q2, Promoted Listings delivered $196 million of revenue, up 120% on an as-reported basis and up 124% on a FX-Neutral basis.
•Programs like eBay’s Up & Running to support small businesses continued to expand globally, now with adaptations in over 25 markets, most recently announced in the Baltics, Malaysia and Singapore.
•To improve seller onboarding, eBay recently launched improvements to seller registration, updating the Welcome Tour and Get Started overview in an effort to help new sellers onboard more easily. The company also boosted seller presence by launching Storefronts in the mobile app.
•Seller Hub capabilities continue to grow with the launch of several new features including expanded multi-user authentication capabilities, real-time competitive pricing and traffic data and enhanced our competitive pricing analytics to include the search of item specifics in addition to title.
•eBay announced the launch of Dark Mode, a feature that provides a more comfortable viewing experience for users and can be enabled in the device settings, for eBay mobile apps on iOS and Android. This was the most requested app feature by customers, and eBay was one of the first e-commerce companies to implement the feature.
•eBay Motors mobile app launched escrow services to enable a safe, secure transaction via a new partnership with Escrow.com, along with additional chat features.
•Through its Gumtree Australia classifieds business, the acquisition of Cox Australia Media Solutions completed on June 1, 2020, combining the strength of Gumtree, CarsGuide.com.au and Autotrader.com.au to create an attractive car-buying platform for Australian consumers.
•In addition to the charitable donations reported during the company’s mid-quarter update in June, in the U.K., the company donated $2.1 million as part of the Charity Connect training program to upskill U.K. charities to boost their online sales, $650,000 to NHS Charities Together COVID Appeal, and $260,000 to the Stephen Lawrence Charitable Foundation, which works to build a fair and inclusive society.

Second Quarter 2020 Financial Highlights (presented in millions, except per share data and percentages)

	Second Quarter
	2020	2019	Change
eBay Inc.
Net revenues	$2,865	$2,423	$442	18%
GAAP - Continuing Operations
Income (loss) from continuing operations	$740	$400	$340	85%
Earnings (loss) per diluted share from continuing operations	$1.04	$0.46	$0.58	125%
Non-GAAP - Continuing Operations
Net income	$770	$576	$194	34%
Earnings per diluted share	$1.08	$0.66	$0.42	63%

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin increased to 28.7% for the second quarter of 2020, compared to 23.0% for the same period last year. Non-GAAP operating margin increased to 34.3% in the second quarter of 2020, compared to 29.2% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the second quarter of 2020 was 26.2%, compared to 21.0% for the second quarter of 2019. The non-GAAP effective tax rate for continuing operations for the second quarter of 2020 was 15.7%, compared to 13.3% for the second quarter of 2019.
•Cash flow – The company generated $964 million of operating cash flow from continuing operations and $866 million of free cash flow during the second quarter of 2020.
•Capital returns – The company paid cash dividends of $112 million during the second quarter of 2020.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $5.8 billion as of June 30, 2020.
Business Outlook
•Third quarter 2020 — The company expects net revenue between $2.64 billion and $2.71 billion, representing Organic FX-Neutral growth of 14% - 17%, with GAAP earnings per diluted share from continuing operations in the range of $0.58 - $0.64 and non-GAAP earnings per diluted share from continuing operations in the range of $0.81 - $0.87.
•Full year 2020 — The company expects net revenue between $10.56 billion and $10.75 billion, representing Organic FX-Neutral growth of 12% - 14%, with GAAP earnings per diluted share from continuing operations in the range of $2.85 - $3.00 and non-GAAP earnings per diluted share from continuing operations in the range of $3.47 - $3.59.
•This guidance reflects management's expectations for operational performance and the impacts seen in both of our Marketplaces and Classifieds platforms to date, but it is difficult to predict exactly how buyer behavior, retail channel shifts, and changes in the economic environment will affect our volume over time. The guidance we are providing assumes Classifieds results are included in the entire year. We will provide updates moving forward as appropriate.
Capital Allocation
•eBay's Board of Directors has declared a cash dividend of $0.16 per share of the company's common stock. The dividend is payable on September 18, 2020 to stockholders of record as of September 1, 2020.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss second quarter 2020 results at 2:00 p.m. Pacific Time today. Investors and participants can access the call by dialing (866) 211-3115 in the U.S. and (647) 689-6602 internationally. The passcode for the conference line is 5508006. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader including the Marketplace and Classifieds platforms. Collectively, we connect millions of buyers and sellers around the world, empowering people and creating opportunity for all. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2019, eBay enabled $86 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on a "FX-Neutral basis", to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported "on a FX-Neutral basis", we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. We define Organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the third quarter and full year 2020 and the future growth in its business, the effects of COVID-19 on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends, share repurchases, and the closing of the announced transaction with Adevinta ASA (the “Transaction”) and the potential benefits of the Transaction. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, the duration of the COVID-19 pandemic and the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company’s need and ability to manage regulatory, tax, data security and litigation risks; whether the operational, marketing and strategic benefits of the separation of the eBay and PayPal businesses can be achieved; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future; the possibility that regulatory and other approvals and conditions to the Transaction are not received or satisfied on a timely basis or at all; the possibility that eBay may not fully realize the projected benefits of the Transaction; changes in the anticipated timing for closing the Transaction; business disruption during the pendency of or following the Transaction; diversion of management time on Transaction-related issues; the reaction of customers and other persons to the Transaction; and other events that could adversely impact the completion of the Transaction, including COVID-19 and industry or economic conditions outside of our control.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Trina Somera	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	June 30, 2020	December 31, 2019
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$1,006	$923
Short-term investments	4,297	1,850
Accounts receivable, net of allowance for doubtful accounts of $140 and $100	845	691
Other current assets	1,246	1,101
Current assets of discontinued operations	—	141
Total current assets	7,394	4,706
Long-term investments	832	1,305
Property and equipment, net	1,364	1,484
Goodwill	4,910	4,929
Intangible assets, net	56	62
Operating lease right-of-use assets	536	599
Deferred tax assets	4,203	4,369
Other assets	719	414
Long-term assets of discontinued operations	—	306
Total assets	$20,014	$18,174
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$516	$1,022
Accounts payable	305	251
Accrued expenses and other current liabilities	2,440	2,189
Deferred revenue	103	135
Income taxes payable	1,328	210
Current liabilities of discontinued operations	—	259
Total current liabilities	4,692	4,066
Operating lease liabilities	411	472
Deferred tax liabilities	2,584	2,646
Long-term debt	8,161	6,738
Other liabilities	1,264	1,356
Long-term liabilities of discontinued operations	—	26
Total liabilities	17,112	15,304

Total stockholders' equity	2,902	2,870
Total liabilities and stockholders' equity	$20,014	$18,174

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In millions, except per share amounts)
Net revenues	$2,865	$2,423	$5,239	$4,836
Cost of net revenues (1)	598	553	1,124	1,092
Gross profit	2,267	1,870	4,115	3,744
Operating expenses:
Sales and marketing (1)	716	688	1,323	1,335
Product development (1)	308	295	575	567
General and administrative (1)	320	256	554	540
Provision for transaction losses	93	63	195	130
Amortization of acquired intangible assets	9	10	18	21
Total operating expenses	1,446	1,312	2,665	2,593
Income from operations	821	558	1,450	1,151
Interest and other, net	182	(51)	184	13
Income from continuing operations before income taxes	1,003	507	1,634	1,164
Income tax provision	(263)	(107)	(409)	(248)
Income from continuing operations	$740	$400	$1,225	$916
Income (loss) from discontinued operations, net of income taxes	6	2	2,933	4
Net income	$746	$402	$4,158	$920

Income per share - basic:
Continuing operations	$1.05	$0.47	$1.68	$1.04
Discontinued operations	0.01	—	4.03	0.01
Net income per share - basic	$1.06	$0.47	$5.71	$1.05

Income per share - diluted:
Continuing operations	$1.04	$0.46	$1.67	$1.03
Discontinued operations	0.01	—	4.00	0.01
Net income per share - diluted	$1.05	$0.46	$5.67	$1.04

Weighted average shares:
Basic	703	860	728	880
Diluted	711	867	734	887

(1) Includes stock-based compensation as follows:
Cost of net revenues	$12	$13	$22	$25
Sales and marketing	24	23	44	44
Product development	46	50	85	92
General and administrative	34	43	65	80
	$116	$129	$216	$241

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In millions)
Cash flows from operating activities:
Net income	$746	$402	$4,158	$920
(Income) loss from discontinued operations, net of income taxes	(6)	(2)	(2,933)	(4)
Adjustments:
Provision for transaction losses	93	63	195	130
Depreciation and amortization	172	168	319	330
Stock-based compensation	116	129	216	241
(Gain) loss on investments, net	40	—	2	1
Deferred income taxes	52	35	104	56
Change in fair value of warrant	(293)	8	(305)	(105)
Changes in assets and liabilities, net of acquisition effects	44	(108)	(90)	(302)
Net cash provided by continuing operating activities	964	695	1,666	1,267
Net cash provided by (used in) discontinued operating activities	—	49	(110)	27
Net cash provided by operating activities	964	744	1,556	1,294
Cash flows from investing activities:
Purchases of property and equipment	(98)	(133)	(196)	(313)
Purchases of investments	(10,968)	(12,252)	(21,673)	(24,167)
Maturities and sales of investments	10,471	13,080	19,666	25,827
Acquisitions, net of cash acquired	(42)	—	(42)	(93)
Other	—	37	39	49
Net cash provided by (used in) continuing investing activities	(637)	732	(2,206)	1,303
Net cash provided by (used in) discontinued investing activities	—	(4)	4,075	(17)
Net cash provided by (used in) investing activities	(637)	728	1,869	1,286
Cash flows from financing activities:
Proceeds from issuance of common stock	45	50	50	55
Repurchases of common stock	(33)	(1,518)	(4,030)	(2,949)
Payments for taxes related to net share settlements of restricted stock units and awards	(43)	(65)	(83)	(119)
Payments for dividends	(112)	(120)	(226)	(245)
Proceeds from issuance of long-term debt, net	771	—	1,765	—
Repayment of debt	(839)	—	(839)	—
Other	2	—	(7)	—
Net cash used in financing activities	(209)	(1,653)	(3,370)	(3,258)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	8	(10)	(26)	(20)
Net increase (decrease) in cash, cash equivalents and restricted cash	126	(191)	29	(698)
Cash, cash equivalents and restricted cash at beginning of period	899	1,712	996	2,219
Cash, cash equivalents and restricted cash at end of period	1,025	1,521	1,025	1,521
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	20	—	20
Cash, cash equivalents and restricted cash of continuing operations at end of period	$1,025	$1,501	$1,025	$1,501

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(In millions, except percentages)
Net Revenues by Type:
Net transaction revenues:
Marketplace (1)	$2,447	$1,900	$1,977	$1,829	$1,887
Current quarter vs prior year quarter	30%	1%	—%	1%	3%
Percent from international	60%	62%	64%	63%	63%

Marketing services and other revenues:
Marketplace	221	230	259	254	270
Current quarter vs prior year quarter	(18)%	(17)%	(18)%	(16)%	(9)%
Percent from international	50%	53%	52%	53%	56%
Classifieds	201	248	269	265	271
Current quarter vs prior year quarter	(26)%	(3)%	3%	4%	5%
Percent from international	100%	100%	100%	100%	100%
Elimination of intersegment revenue	(4)	(4)	(5)	(5)	(5)
Total marketing services and other revenues	418	474	523	514	536
Current quarter vs prior year quarter	(22)%	(10)%	(9)%	(8)%	(4)%
Percent from international	74%	77%	76%	76%	78%
Total net revenues (2)	$2,865	$2,374	$2,500	$2,343	$2,423
Current quarter vs prior year quarter	18%	(2)%	(2)%	(1)%	1%

(1) Hedge gain/(loss)	$17	$—	$29	$19	$13
(2) Foreign currency impact	$(46)	$(41)	$(14)	$(42)	$(85)

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(In millions, except percentages)
Active Buyers (1)	182	174	174	174	173
Current quarter vs prior year quarter	5%	2%	2%	4%	4%

Gross Merchandise Volume (2)
U.S.	$10,489	$7,631	$7,694	$7,334	$7,789
Current quarter vs prior year quarter	35%	(4)%	(9)%	(6)%	(6)%
International	$16,646	$13,628	$14,272	$13,155	$13,695
Current quarter vs prior year quarter	22%	—%	(4)%	(4)%	(4)%
Total GMV	$27,135	$21,259	$21,966	$20,489	$21,484
Current quarter vs prior year quarter	26%	(1)%	(5)%	(5)%	(5)%

(1)  All buyers who successfully closed a transaction on our Marketplace platform within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)  Total value of all successfully closed transactions between users on our Marketplace platform during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our Marketplace platform in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
September 30, 2020
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.64 - $2.71	$2.64 - $2.71
Diluted EPS from continuing operations	$0.58 - $0.64	$0.81 - $0.87

Twelve Months Ending
December 31, 2020
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$10.56 - $10.75	$10.56 - $10.75
Diluted EPS from continuing operations	$2.85 - $3.00	$3.47 - $3.59

(a) Estimated non-GAAP amounts above for the three months ending September 30, 2020 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $10 - $15 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $120 - $130 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $45 - $55 million.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2020 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $40 - $50 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $465 - $485 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $180 - $200 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on a "FX-Neutral basis". These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on a “FX-Neutral basis”, can be found in the tables included in this press release. For figures in this press release reported "on a FX-Neutral basis", the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. The company defines organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In millions, except percentages)
GAAP operating income	$821	$558	$1,450	$1,151
Stock-based compensation expense and related employer payroll taxes	120	135	221	252
Amortization of acquired intangible assets within cost of net revenues	1	2	2	4
Amortization of acquired intangible assets within operating expenses	9	10	18	21
Other significant gains, losses or charges	33	3	41	41
Total non-GAAP operating income adjustments	163	150	282	318
Non-GAAP operating income	$984	$708	$1,732	$1,469
Non-GAAP operating margin	34.3%	29.2%	33.1%	30.4%
Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$1,003	$507	$1,634	$1,164
GAAP provision for income taxes	(263)	(107)	(409)	(248)
GAAP net income from continuing operations	$740	$400	$1,225	$916
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	163	150	282	318
(Gain) loss on investments and sale of business	40	—	3	—
Change in fair market value of warrant	(293)	8	(305)	(105)
Tax effect of step-up of intangible assets basis	—	199	—	199
Tax effect of non-GAAP adjustments	120	(181)	151	(162)
Non-GAAP net income from continuing operations	$770	$576	$1,356	$1,166

Diluted net income from continuing operations per share:
GAAP	$1.04	$0.46	$1.67	$1.03
Non-GAAP	$1.08	$0.66	$1.85	$1.32
Shares used in GAAP and non-GAAP diluted net income per-share calculation	711	867	734	887

GAAP effective tax rate - Continuing operations	26.2%	21.0%	25.0%	21.2%
Tax effect of non-GAAP adjustments to net income from continuing operations	(10.5)%	(7.7)%	(9.0)%	(5.9)%
Non-GAAP effective tax rate - Continuing operations	15.7%	13.3%	16.0%	15.3%
*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In millions)
Net cash provided by continuing operating activities	$964	$695	$1,666	$1,267
Less: Purchases of property and equipment	(98)	(133)	(196)	(313)
Free cash flow	$866	$562	$1,470	$954

*Presented on a continuing operations basis